 Filed Pursuant to Rule 424(b)(3)

Registration No. 333-278995

PROSPECTUS

4,967,470 Shares of Class A Common Stock

This prospectus relates to the re-sale or other disposition from time to time by certain selling stockholders identified herein (each, a “Selling Stockholder” and, together, the “Selling Stockholders”) or their pledgees, assignees, distributees and successors-in-interest, from time to time, of up to of up to 4,967,470 shares of our Class A Common Stock, par value $0.001 per share (“Class A common stock”) issuable upon the exercise of certain warrants held by the Selling Stockholders (including shares that may be issued to the holder in lieu of fractional shares).

We registered the offer and sale of Class A common stock on behalf of the Selling Stockholders to satisfy certain registration rights that we have granted to the Selling Stockholders.

Each Selling Stockholder may, from time to time, sell, transfer, or otherwise dispose of any or all of the Class A common stock on any stock exchange, market, or trading facility on which shares of our Class A common stock are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sales of Class A common stock. We will bear all other costs, expenses, and fees in connection with the registration of the Class A common stock. See “Plan of Distribution” section of this prospectus.

We are not offering any shares of our Class A common stock for sale under this prospectus. We will not receive any of the proceeds from the sale or other disposition of our Class A common stock by the Selling Stockholders. However, we may receive proceeds of up to approximately $11.8 million if all of the Warrants covered by this prospectus are exercised for cash, based on the per share exercise price of the warrants held by the Selling Stockholders.

Our Class A common stock is traded on the NASDAQ Capital Market under the symbol “LGVN”. On April 26, 2024, the last reported sale price for our Class A common stock as reported on the NASDAQ Capital Market was $1.75 per share.

Investing in our securities involves a high degree of risk. Before making any investment in these securities, you should consider carefully the risks and uncertainties in the “Risk Factors” section of this prospectus and in the other documents that are incorporated by reference.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 22, 2024

i

ABOUT THIS PROSPECTUS

This prospectus provides you with a general description of the Class A common stock that may be resold by the Selling Stockholders. In certain circumstances, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by the Selling Stockholders. We also may provide a prospectus supplement to add information to, or update or change information contained in, this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the later-dated document modifies or supersedes the earlier statement.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission pursuant to which the Selling Stockholders named herein may, from time to time, offer and sell or otherwise dispose of the Class A common stock covered by this prospectus. You should rely only on the information contained in this prospectus or any related prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only on the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date. Other than as required under the federal securities laws, we undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below. You should read this prospectus in its entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section of the prospectus entitled “Where You Can Find More Information.”

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the Class A common stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

This prospectus contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

ii

PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere or incorporated by reference in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, especially the “Risk Factors” section of this prospectus as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and our audited financial statements, unaudited financial statements and related notes thereto, which are incorporated by reference into this prospectus. In this prospectus, except as otherwise indicated, “Longeveron,” the “Company,” “we,” “our,” and “us” refer to Longeveron Inc., a Delaware corporation.

Business Overview

We are a clinical stage biotechnology company developing regenerative medicines to address unmet medical needs. The Company’s lead investigational product is Lomecel-B™, an allogeneic Mesenchymal Stem Cell (“MSC”) formulation sourced from the bone marrow of young, healthy adult donors. Lomecel-B™ has multiple potential mechanisms of action that promote tissue repair and healing with broad potential applications across a spectrum of disease areas. The underlying mechanism(s) of action that may lead to the tissue repair programs include the stimulation of new blood vessel formation, modulation of the immune system, reduction in tissue fibrosis, and the stimulation of endogenous cells to divide and increase the numbers of certain specialized cells in the body.

We currently have three pipeline indications: Hypoplastic Left Heart Syndrome (“HLHS”), Alzheimer’s disease (“AD”) and Aging-related Frailty. Our mission is to advance Lomecel-B™ and other cell-based product candidates into pivotal or Phase 3 trials, with the goal of achieving regulatory approvals, subsequent commercialization, and broad use by the healthcare community.

 In November of 2023, Longeveron received notice from the World Health Organization (“WHO”) that “Laromestrocel” has been selected as the proposed International Nonproprietary Name for Longeveron’s Lomecel-B™ product.  Assuming that there are no third-party objections to that name, the name will be recommended for adoption by the WHO.  Longeveron plans to adopt that name if it is recommended by the WHO.

HLHS

Our HLHS program is focused on the potential clinical benefits of Lomecel-B™ as an adjunct therapeutic to standard-of-care HLHS surgery. HLHS is a rare and devastating congenital heart defect in which the left ventricle is severely underdeveloped. As such, babies born with this condition die shortly after birth without undergoing a complex series of reconstructive heart surgeries. Despite the availability of life-saving surgical interventions, clinical studies show that only 50 to 60 percent of affected individuals survive to adolescence. Early clinical study data shows the potential survival benefit of Lomecel-B™ for HLHS patients and supports Longeveron’s belief that this data shows the potential to alter the treatment landscape for patients with HLHS. We have completed a Phase 1 open-label study (“ELPIS I”)1 that supported the safety and tolerability of Lomecel-B™ for HLHS, when directly injected into the functional right ventricle during the second-stage standard-of-care surgery (adding minimal additional time to the surgical procedure). Preliminary data revealed that several indices of right ventricular function show suggestions of either improvement or prevention of deterioration over one year following surgery. Heart transplant-free survival for patients who received Lomecel-B™ intracardiac injection is favorable as compared to historical controls for survival. The improvement in HLHS survival following the Phase 1 ELPIS I clinical trial resulted in acceptance by the American Heart Association (“AHA”) for a poster presentation of the data at an AHA meeting in November 2023.

[1]	Sunjay Kaushal, MD, PhD, Joshua M Hare, MD, Jessica R Hoffman, PhD, Riley M Boyd, BA, Kevin N Ramdas, MD, MPH, Nicholas Pietris, MD, Shelby Kutty, MD, PhD, MS, James S Tweddell, MD, S Adil Husain, MD, Shaji C Menon, MBBS, MD, MS, Linda M Lambert, MSN-cFNP, David A Danford, MD, Seth J Kligerman, MD, Narutoshi Hibino, MD, PhD, Laxminarayana Korutla, PhD, Prashanth Vallabhajosyula, MD, MS, Michael J Campbell, MD, Aisha Khan, PhD, Eric Naioti, MSPH, Keyvan Yousefi, PharmD, PhD, Danial Mehranfard, PharmD, MBA, Lisa McClain-Moss, Anthony A Oliva, PhD, Michael E Davis, PhD, Intramyocardial cell-based therapy with Lomecel-B™ during bidirectional cavopulmonary anastomosis for hypoplastic left heart syndrome: The ELPIS phase I trial, European Heart Journal Open, 2023.

The ELPIS I trial showed 100 percent survival in children at up to 5 years of age after receiving Lomecel-B™, compared to a 20 percent mortality rate observed from historical control data. Based on these findings, the U.S. Food and Drug Administration (the “FDA”) granted Lomecel-B™ both Rare Pediatric Disease (“RPD”) Designation and Orphan Drug Designation (“ODD”) for treatment of infants with HLHS. The FDA also granted Fast Track Designation for Lomecel-B™ for HLHS. Longeveron is currently conducting a controlled Phase 2 trial (“ELPIS II”) to compare the effects of Lomecel-B™ as an adjunct therapeutic versus standard-of-care (HLHS surgery alone). We hope that a positive outcome could add to the clinical data suggesting the functional and clinical benefit of Lomecel-B™ as part of standard-of-care treatment in HLHS patients.

Alzheimer’s Disease

In September 2023, we completed our Phase 2a AD clinical trial, known as the CLEAR MIND trial. This trial enrolled patients with mild Alzheimer’s disease and was designed as a randomized, double-blind, placebo-controlled study across ten U.S. centers. Our primary objective was to assess safety, and we tested three distinct Lomecel-BTM dosing regimens against a placebo.

The study demonstrated positive results. Notably, all Lomecel-B™ treatment groups met the safety primary endpoint and showed slowing/prevention of disease worsening relative to placebo. There were statistically significant improvements in the secondary efficacy endpoint, composite Alzheimer’s disease score (“CADS”), for both the low-dose Lomecel-BTM group and the pooled treatment groups compared to placebo. Other doses also indicated promising results in slowing/prevention of disease worsening Additionally, a statistically significant improvement versus placebo was observed in the cognitive assessment (“MoCA”) and in the activity of daily living observed by a caregiver and measured by Alzheimer’s Disease Cooperative Study Activities of Daily Living (“ADCS-ADL”). These findings support both the safety and potential therapeutic benefit of Lomecel-BTM in managing mild Alzheimer’s disease, and we believe lays the foundation for subsequent trials in this indication.

Aging-related Frailty

Improvement of the quality of life for the aging population is one of the strategic directions of the Company. Life expectancy has substantially increased over the past century due to medical and public health advancements. However, this longevity increase has not been paralleled by health span – the period of time one can expect to live in relatively good health and independence. For many developed and developing countries, health span lags life-expectancy by over a decade. This has placed tremendous strain on healthcare systems in the management of aging-related ailments and presents additional socioeconomic consequences due to patient decreased independence and quality-of-life. Since these strains continue to increase with demographic shifts towards an increasingly older population, improving health span has become a priority for health agencies, such as the National Institute on Aging (“NIA”) of the National Institutes of Health (“NIH”), the Japanese Pharmaceuticals and Medical Devices Agency (“PMDA”), and the European Medicines Agency (“EMA”). As we age, we experience a decline in our own stem cells, a decrease in immune system function (known as “immunosenescence”), diminished blood vessel functioning, chronic inflammation (known as “inflammaging”), and other aging-related alterations that affect biological functioning. Our preliminary clinical data suggest that Lomecel-B™ may potentially address these problems through multiple potential mechanisms of action (“MOAs”) that simultaneously target key aging-related processes. We are using Lomecel-B™ in registry trials in The Bahamas, as part of the real-world data generation for the aging population.

Implication of Being an Emerging Growth Company and Smaller Reporting Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year following the fifth anniversary of the completion of our initial public offering, (2) the last day of the fiscal year in which we have total annual gross revenues of at least $1.235 billion, (3) the date on which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our Class A common stock held by non-affiliates exceeded $700.0 million as of the last business day of our most recently completed second fiscal quarter or (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company, we may (i) reduce our executive compensation disclosure; (ii) present only two years of audited financial statements, plus unaudited condensed financial statements for any interim period, and correspondingly reduced Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure; (iii) avail ourselves of the exemption from the requirement to obtain an attestation and report from our auditors ‘on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002; and (iv) not require stockholder non-binding advisory votes on executive compensation or golden parachute arrangements.

We have availed ourselves in this prospectus of the reduced reporting requirements described above. As a result, the information that we provide stockholders may be less comprehensive than what you might receive from other public companies. When we are no longer deemed to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above. We have elected to avail ourselves of the exemption that allows emerging growth companies to extend the transition period for complying with new or revised financial accounting standards. This election is irrevocable.

We are also currently a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our public float is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our public float is less than $700.0 million measured on the last business day of our second fiscal quarter. In the event that we are still considered a “smaller reporting company,” at such time as we cease being an “emerging growth company,” the disclosure we will be required to provide in our SEC filings will increase but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

Summary of Clinical Development Strategy

Our core strategy is to become a world-leading regenerative medicine company through the development, approval, and commercialization of novel cell therapy products for unmet medical needs, with a focus on HLHS. Key elements of our current business strategy are as follows.

●	Execution of ELPIS II, a Phase 2 randomized controlled trial set forth in greater detail below, to measure the efficacy of Lomecel-B™ in HLHS. This trial is ongoing and is being conducted in collaboration with the National Heart, Lung, and Blood Institute (“NHLBI”) through grants from the NIH.

●	Continue to pursue the therapeutic potential of Lomecel-B™ in mild AD. We completed a Phase 2a trial, the (“CLEAR MIND Trial”), which demonstrated the potential benefits of Lomecel-B™ over placebo to maintain cognitive function and slow deterioration of brain structure atrophy, with no safety issues observed. Specifically, the safety primary endpoint was met across all study groups and the trial demonstrated a statistical significance in the second CADS endpoint. Overall, in Lomecel-B™ groups, brain magnetic resonance imaging (“MRI”) demonstrated whole brain volume loss slowed accompanied by significant preservation of left hippocampal volume relative to placebo. We plan to continue to analyze the data in order to further develop our clinical development strategy. Our objective is to forge strategic collaborations for the advancement of Lomecel-B™ in addressing AD. We are actively in pursuit of a partnership to propel this initiative forward.

●	Limited focus on our international program. In line with the Company’s strategic direction for 2024 and moving forward to focus on HLHS and AD as set forth previously, the Company has discontinued its clinical trial in Japan to evaluate Lomecel-B™ for Aging-related Frailty. The Company will continue to enroll patients on the Frailty and Cognitive Impairment registry trials in The Bahamas and plans to also launch an Osteoarthritis registry trial.

●	Expand our manufacturing capabilities. We operate a current good manufacturing practice (“cGMP”)-compliant manufacturing facility and produce our own product candidates for testing. We continue to improve and expand our capabilities with the goal of achieving cost-effective manufacturing that may potentially satisfy future commercial demand for potential Lomecel-B™ commercialization.

●	Collaborative arrangements and out-licensing opportunities. We will be opportunistic and consider entering into co-development, out-licensing, or other collaboration agreements for the purpose of eventually commercializing Lomecel-B™ and other products domestically and internationally if appropriate approvals are obtained.

●	Product candidate development pipeline through internal research and development, and in-licensing. Through our research and development program, and through strategic in-licensing agreements, or other business development arrangements, we intend to actively explore promising potential additions to our pipeline.

●	Continue to expand our intellectual property portfolio. Our intellectual property is vitally important to our business strategy, and we have taken and continue to take significant steps to develop this property and protect its value. Results from our ongoing research and development efforts are intended to add to our existing intellectual property portfolio.

Clinical Development Pipeline in 2024

We are currently in clinical development of a single product, Lomecel-B™ for three potential indications:

Indication	Geography	Phase 1	Phase 2	Phase 3
HLHS	U.S.
Alzheimer’s disease	U.S.
Aging-related Frailty*	U.S.

Figure 1: Lomecel-B™ clinical development pipeline

*	Not currently active for 2024

Hypoplastic Left Heart Syndrome (HLHS). The FDA granted Lomecel-B™ for the treatment of HLHS a Rare Pediatric Disease (“RPD”) Designation (on November 8, 2021), Orphan Drug Designation (“ODD”) (on December 2, 2021), and Fast Track Designation (on August 24, 2022). HLHS is a rare congenital heart condition affecting approximately 1,000 newborns in the US annually. HLHS is a birth defect that affects normal blood flow through the heart. As the baby develops during pregnancy, the left side of the heart does not form correctly. It is one type of congenital heart defect present at birth. Because a baby with this defect needs surgery or other procedures soon after birth, HLHS is considered a critical congenital heart defect. To prevent certain death shortly after birth, these babies undergo a series of three heart surgeries (staged surgical palliation) that converts the normally 4-chamber heart into a 3-chamber one with a single ventricle (the right ventricle) supporting systemic circulation. Despite these life-saving surgeries, HLHS patients nevertheless still have high early mortality and morbidity rates due primarily to heart failure.

We are currently conducting an ongoing Phase 2 clinical trial (ELPIS II) under FDA IND 017677. ELPIS II is a multi-center, randomized, double-blind, controlled clinical trial designed to evaluate Lomecel-B™ as an adjunct therapy to the standard-of-care second-stage HLHS heart reconstructive surgery which is typically performed at 4-6 months after birth. The primary objective is to evaluate change in right ventricular ejection fraction after Lomecel-B™ treatment versus standard-of-care surgery alone (38 subjects total: 19 per arm). This trial is over 60% enrolled and is funded in part by the NHLBI/NIH. While we cannot predict a specific time when the trial will be fully enrolled, the current plan is that enrollment will be completed in 2024.

ELPIS II is a next-step trial to our completed 10-patient open-label Phase 1 trial (ELPIS I) under the same IND. This Phase 1 trial was designed to evaluate the safety and tolerability of Lomecel-B™ as an adjunct to the second-stage HLHS surgery, and to obtain preliminary evidence of Lomecel-B™ effect to support a next-phase trial. The primary safety endpoint was met: no major adverse cardiac events (“MACE”) or treatment-related infections during the first month post-treatment, and no triggering of stopping rules. Furthermore, fluid-based and imaging biomarker data supported multiple potentially relevant mechanisms-of-action of Lomecel-B™, and the potential to improve post-surgical heart function. In addition to the 12-month follow-up evaluation on ELPIS, we continue to follow these patients on an annual basis. As of February 2024, all 10 patients have survived (100%), seven of the patients have reached the age of five and have successfully undergone the third-stage surgery, and two of them have reached the age of six years old, all without the need for a heart transplantation. Based on historical data, over 15% of patients would be expected to have received a heart transplant or have died within three years after the second-stage surgery, rising to nearly 20% by five years. We intended to continue to follow-up with these patients for up to an additional five years, until all patients reach ten years of age.

We have filed patent applications relating to the administration of mesenchymal stem cells for treating HLHS in Australia, The Bahamas, Canada, China, the European Patent Office, Japan, South Korea, Taiwan, and the United States.

Alzheimer’s disease. AD, a devastating neurologic disease leading to cognitive decline, currently has very limited therapeutic options. An estimated 6.7 million Americans aged 65 and older have AD, and this number is projected to more than double by 2060. Lomecel-B™ treated patients showed an overall slowing/prevention of disease worsening compared to placebo in the completed Phase 2a study (CLEAR MIND) as previously detailed in this prospectus, and met its primary endpoint of safety. These results are consistent with those of our earlier Phase I study2. As previously indicated, we are actively in pursuit of a partnership to propel our AD initiative forward.

Aging-related Frailty. Aging-related Frailty is a life-threatening geriatric condition that disproportionately increases risks for poor clinical outcomes from disease and injury. While the definition of Aging-related Frailty lacks consensus, would be a new indication from a regulatory standpoint, and has no approved pharmaceutical or biologic treatments, there are a number of companies now working to develop potential therapeutics for this unmet medical need.

We have previously completed two U.S. clinical trials under FDA IND 016644. One is a multicenter, randomized, placebo-controlled Phase 2b trial which showed that a single infusion of Lomecel-B™ significantly improved 6-Minute Walk Test (“6MWT”) distance 9 months after infusion (although results were inconclusive at six months after infusion), and also showed a dose-dependent increase in 6MWT distance 6 months after infusion. The second is a multicenter, randomized, placebo-controlled Phase 1/2 trial (“HERA Trial”) intended primarily to evaluate safety, and explore the effect Lomecel-B™ may have on specific biomarkers of immune system function in older, frail individuals receiving the high dose influenza vaccine, as well as to evaluate the potential effects of Lomecel-B™ on signs and symptoms of Aging Frailty. Results from this study showed that Lomecel-B™ was generally safe and well tolerated in patients with Aging-related Frailty. Additionally, hemagglutinin inhibition (“HAI”) assay results in the Lomecel-B™ and placebo groups to influenza were not statistically different, indicating Lomecel-B™ does not suppress the immune system.

[2]	Mark Brody, Marc Agronin, Brad J. Herskowitz, Susan Y. Bookheimer, Gary W. Small, Benjamin Hitchinson, Kevin Ramdas, Tyler Wishard, Katalina Fernández McInerney, Bruno Vellas, Felipe Sierra, Zhijie Jiang, Lisa McClain-Moss, Carmen Perez, Ana Fuquay, Savannah Rodriguez, Joshua M. Hare, Anthony A. Oliva Jr., Bernard Baumel. “Results and insights from a phase I clinical trial of Lomecel-B™ for Alzheimer’s disease” (2023) Alzheimer’s & Dementia: The Journal of the Alzheimer’s Association 19:261-273.

Recent Developments

October 2023 Offering

On October 11, 2023, we entered into a securities purchase agreement with an institutional accredited investor relating to the registered direct offering and sale of an aggregate of 236,500 shares of our Class A common stock, par value $0.001 per share and pre-funded warrants to purchase up to 5,925 shares of Class A common stock at an exercise price of $0.001 per share, at a purchase price of $16.50 per share of Class A common stock and a purchase price of $16.499 per pre-funded warrant (the “October registered direct offering”). The equity issued in the October registered direct offering were offered by us pursuant to a prospectus supplement, dated October 11, 2023, and accompanying prospectus, in connection with a takedown from our shelf registration statement on Form S-3 (File No. 333-264142), which was declared effective by the SEC on April 14, 2022. On October 17, 2023, the pre-funded warrants were exercised in full and the pre-funded warrant shares were subsequently issued.

In a concurrent private placement, we also sold unregistered Series A warrants to purchase up to an aggregate of 242,425 shares of our Class A common stock and unregistered Series B warrants to purchase up to an aggregate of 242,425 shares of our Class A common stock (the “October private placement warrants”). The unregistered Series A warrants have an exercise price of $16.50 per share, became exercisable on December 26, 2023, which was the effective date of stockholder approval of the issuance of the shares issuable upon exercise of the Series A warrants, and expire on April 13, 2029. The unregistered Series B warrants have an exercise price of $16.50 per share, became exercisable on December 26, 2023, and expire on April 14, 2025. The holder may not exercise any portion of the October private placement warrants to the extent they would own more than 4.99% of the Company’s outstanding Class A common stock immediately after exercise.

Pursuant to an engagement letter (the “Engagement Letter”) between the Company and H.C. Wainwright & Co. (“Wainwright” or the “placement agent”), in addition to cash fees, the placement agent in the offering received warrants to purchase up to 16,971 shares of Class A common stock (the “October placement agent warrants”), which represented 7.0% of the aggregate number of shares of Class A common stock sold in the October registered direct offering. The October placement agent warrants have substantially the same terms as the October private placement warrants, except that the October placement agent warrants have an exercise price equal to $20.625, or 125% of the offering price per share of Class A common stock sold in the October registered direct offering and expire on October 11, 2028. In addition, under the terms of the engagement letter with the placement agent, upon any exercise for cash of any Series B warrants issued to investors in the October private placement, we will issue to the placement agent, within five (5) business days of our receipt of the exercise price for the Series B warrants, warrants to purchase 7.0% of the Series B warrants that have been exercised.

The shares of Class A common stock underlying the October private placement warrants and the October placement agent warrants were registered on a Form S-1 resale registration statement declared effective November 21, 2023. On April 8, 2024, the Company also entered into an agreement to amend the October private placement warrants to (i) reduce the Exercise Price (as defined therein) of the October private placement warrants to $2.35 per share from $16.50 per share and (ii) amend the expiration date of the Series A Warrants to five and one-half (5.5) years from April 10, 2024, and the Series B Warrants to eighteen (18) months from April 10, 2024, in each case for a payment by the holder of $0.125 per amended warrant, which became effective April 10, 2024. The October private placement warrants were exercised as part of the Inducement Warrant Transaction described below.

December 2023 Offering

On December 20, 2023, we entered into a securities purchase agreement with an institutional accredited investor relating to the registered direct offering and sale of an aggregate of 135,531 shares of our Class A common stock, par value $0.001 per share, at a purchase price of $17.45 per share of Class A common stock and associated warrant (the “December registered direct offering”). The equity issued in the December registered direct offering were offered by us pursuant to a prospectus supplement, dated October 11, 2023, and accompanying prospectus, in connection with a takedown from our shelf registration statement on Form S-3 (File No. 333-264142), which was declared effective by the SEC on April 14, 2022.

In a concurrent private placement (the “December private placement” and together with the December registered direct offering, the “December offering”), we also sold unregistered Class A common stock warrants to purchase up to an aggregate of 135,531 shares of our Class A common stock (the “December private placement warrants”). The unregistered December private placement warrants have an exercise price of $16.20 per share, became exercisable on December 22, 2023, and expire on June 22, 2029.

In addition to cash fees, the placement agent in the offering also received warrants to purchase up to 9,489 shares of Class A common stock (the “December placement agent warrants” and together with the December private placement warrants, the “December warrants”), which represented 7.0% of the aggregate number of shares of Class A common stock sold in the December registered direct offering. The December placement agent warrants have substantially the same terms as the December private placement warrants, except that the December placement agent warrants have an exercise price equal to $21.813, or 125% of the offering price per share of Class A common stock sold in the December registered direct offering, and expire on December 20, 2028.

The shares of Class A common stock underlying the December warrants were registered on a Form S-1 resale registration statement declared effective April 17, 2024.

Reverse Split

On March 26, 2024, we effected the Reverse Split of our common stock. The Reverse Split reduced the aggregate number of outstanding shares of Class A common stock on a pre-reverse split basis from 10,342,760 to 1,101,254 on a post-reverse split basis, and the aggregate number of outstanding shares of Class B common stock from 14,839,993 on a pre-reverse split basis to 1,484,005 on a post-reverse split basis (subject to further adjustment due to the rounding up of fractional shares resulting from the Reverse Split). The number of authorized shares of the Company’s capital stock remains unchanged at 105,000,000 shares, consisting of 84,295,000 shares of Class A common stock, 15,705,000 shares of Class B common stock and 5,000,000 shares of preferred stock.

The share numbers, the per share numbers, option numbers, warrant numbers, other derivative security numbers and exercise prices appearing in this prospectus, including those as of dates prior to the completion of the Reverse Split, have been adjusted to give effect to the Reverse Split, however, our annual, periodic and current reports, and all other information and documents incorporated by reference into this prospectus that were filed prior to March 19, 2024, do not give effect to the Reverse Split.

April 2024 Public Offering

On April 8, 2024, we commenced a public offering (the “April offering”) of (i) 661,149 shares of Class A common stock and (ii) pre-funded warrants to purchase up to an aggregate 1,572,894 shares of Class A common stock (the “April pre-funded warrants”), which closed on April 10, 2024. The Class A common stock and April pre-funded warrants were sold together with warrants to purchase up to an aggregate of 2,234,043 shares of Class A common stock (the “April common warrants”). Certain institutional investors purchasing securities as part of the April offering entered into a securities purchase agreement with the Company dated as of April 8, 2024. The combined public offering price was $2.35 per share of Class A common stock and related April common warrant and $2.349 per April pre-funded warrant and related March common warrant.

The securities issued in the April offering were offered by us pursuant to a prospectus included in our registration statement on Form S-1 (File No. 333-278073), which was declared effective by the SEC on April 8, 2024. The April offering closed on April 10, 2024.

Subject to certain limitations described in the April common warrants, the April common warrants are immediately exercisable at an exercise price of $2.35 per share of Class A common stock and expire five years from the date of issuance. Subject to certain limitations described in the April pre-funded warrants, the April pre-funded warrants are immediately exercisable and may be exercised at a nominal consideration of $0.001 per share of Class A common stock at any time until all of the April pre-funded warrants are exercised in full. Concurrently with the closing of the April offering, certain purchasers elected to exercise April pre-funded warrants to purchase 1,318,362 shares of Class A common stock.

Pursuant to an engagement letter between the Company and Wainwright, the Company paid Wainwright a cash fee equal to 7.0% of the aggregate gross proceeds raised in the April offering, plus a management fee equal to 1.0% of the aggregate gross proceeds raised in the April offering and certain expenses incurred in connection with the April offering. The Company also issued to designees of Wainwright warrants to purchase up to 154,894 shares of Class A common stock (the “April placement agent warrants”). The April placement agent warrants have substantially the same terms as the April common warrants, except that the April placement agent warrants have an exercise price equal to $2.9375 per share and have a term of five years from the commencement of sales in the April offering.

In connection with the April offering, the Company agreed with a holder of October private placement warrants to amend those warrants in consideration for the holder’s participation in the April offering. The holder’s October private placement warrants to purchase up to (a) 242,425 shares of common stock at an exercise price of $16.50 per share, issued on October 13, 2023 and expiring on April 13, 2029 (the “Series A Warrants”) and (b) 242,425 shares of common stock at an exercise price of $16.50 per share, issued on October 13, 2023 and expiring on April 14, 2025 (the “Series B Warrants”) were amended to (i) reduce the exercise price of the October private placement warrants to $2.35 per share and (ii) amend the expiration date of the Series A Warrants to five and one-half (5.5) years following the closing of the April offering and the Series B Warrants to eighteen (18) months following the closing of the April offering, in each case for a payment to the Company of $0.125 per amended warrant, for aggregate gross consideration of $60,606.25, prior to deducting the Placement Agent’s fees.

April 2024 Warrant Inducement Transaction

On April 16, 2024, the Company entered into inducement letter agreements (the “Inducement Letter Agreements”) with certain holders of its existing October private placement warrants, and certain April common stock warrants to purchase up to an aggregate of 1,914,894 shares of Class A common stock.

Pursuant to the Inducement Letter Agreements, the holders agreed to exercise for cash the October private placement warrants and the referenced April common stock warrants (collectively the “Existing Warrants”) at an exercise price of $2.35 per share in consideration for payment of $0.125 per new warrant and the Company’s agreement to issue new unregistered Class A common stock warrants to purchase up to 4,799,488 shares of Class A common stock at an exercise price of $2.35 per share, which are immediately exercisable. The new warrants to purchase up to 2,399,744 shares of Class A common stock (the “Series C Warrants”) have a term of five years from the issuance date, and the new warrants to purchase up to 2,399,744 shares of Class A common stock have a term of twenty-four months from the issuance date (the “Series D Warrants” and together with the Series C Warrants, the “Series C/D Warrants”) (the “Warrant Inducement Transaction”).

Pursuant to the terms of the Inducement Letter Agreements, in the event that the exercise of the Existing Warrants would have otherwise caused a warrant holder to exceed the beneficial ownership limitations set forth in such warrant holder’s Existing Warrants (4.99% or, if applicable and at such Warrant Holder’s election, 9.99%), we issued to such warrant holder the number of shares of Class A common stock that would not cause such warrant holder to exceed such beneficial ownership limitation, as directed by such warrant holder, and agreed to hold such warrant holder’s balance of shares of Class A common stock in abeyance until we receive notice from such warrant holder that the balance of shares of Class A common stock may be issued in compliance with such beneficial ownership limitations. Accordingly, as of April 26, 2024, an aggregate of 851,000 shares of Class A common stock are held in abeyance (the “Abeyance Shares”) for certain of the warrant holders, with such Abeyance Shares evidenced through such warrant holders’ Existing Warrants, which warrant holders’ Existing Warrants shall be deemed prepaid and may be exercised pursuant to a notice of exercise from the applicable warrant holder.

In addition to cash fees, the placement agent in the offering also received warrants to purchase up to 167,982 shares of Class A common stock, equal to 7.0% of the aggregate number of shares of Class A common stock issued upon exercise of the Warrants pursuant to the Inducement Transaction (the “April private placement agent warrants”, and together with the Series C Warrants and Series D Warrants, the “April private placement warrants”). The April private placement agent warrants have the same terms as the Series C Warrants, except that the April private placement agent warrants have an exercise price of $3.25 per share.

We agreed to file a registration statement on Form S-1 providing for the resale of the Class A common stock issuable upon the exercise of the April private placement warrants within twenty (20) calendar days following the date of the Inducement Letter Agreements, and to use commercially reasonable efforts to cause the resale registration statement to become effective within forty-five (45) calendar days from the date of the Inducement Letter Agreements.

Additionally, upon exercise, if any, of the Series D Warrants for cash, the Company shall pay Wainwright, within five (5) business days of the Company’s receipt of the exercise price, in addition to a cash fee, warrants to purchase shares of Class A common stock equal to 7.0% of the number of shares underlying such Series D Warrants that have been exercised, with such warrants to be in the same form and terms as the Placement Agent Warrants.

The gross proceeds to the Company from the exercise of the Existing Warrants, inclusive of the payment consideration for the New Warrants, were approximately $6.2 million, before deducting placement agent fees and other offering expenses payable by the Company. The closing of the Inducement Transaction occurred on April 18, 2024.

Risks of Investing

Investing in our securities involves substantial risks. Potential investors are urged to read and consider the risk factors relating to an investment in the offered securities set forth under “Risk Factors” in this prospectus as well as other information we incorporate or include in this prospectus.

Corporate Information

We were initially formed as a Delaware limited liability company in October 2014. As part of our initial public offering (“IPO”) in February 2021, Longeveron LLC converted into a Delaware corporation pursuant to a statutory conversion, and changed its name to Longeveron Inc. Additional information about us is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” Our principal executive offices are located at 1951 NW 7th Avenue, Suite 520, Miami, Florida 33136, and our telephone number is (305) 909-0840. Our website address is www.longeveron.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

THE OFFERING

Issuer	Longeveron Inc.

Securities Offered by Selling Stockholders:7

We registered the resale by the Selling Stockholders named in this prospectus, or their pledgees, assignees, distributees and successors-in-interest of an aggregate of 4,967,470 shares of Class A common stock issuable upon exercise of the April private placement warrants held by the Selling Stockholders, of which (i) up to 2,399,744 shares are issuable upon the exercise of the Series C warrants issued to the holders upon the closing of the Warrant Inducement Transaction; (ii) up to 2,399,744 shares are issuable upon the exercise of the Series D warrants issued to the holders upon the closing of the Warrant Inducement Transaction; and (ii) 167,982 shares are issuable upon exercise of the April private placement agent warrants issued to Wainwright, or its designees, pursuant to the terms of the Engagement Letter.

Shares of Class A common stock Outstanding Prior to this Offering:	4,862,764 shares (assuming none of the April private placement warrants are exercised).

Shares of Class A common stock Outstanding assuming exercise of April private placement warrants (1):	9,830,234 shares.

Shares of Class B common stock Outstanding	1,484,005 shares.

Terms of the Offering	The Selling Stockholders will determine when and how they will sell the Class A common stock offered in this prospectus, as described in the section of this prospectus titled “Plan of Distribution.”

Use of Proceeds:	The Selling Stockholders will receive the proceeds from the sale of the shares of Class A common stock offered hereby. We will not receive any proceeds from the sale of the shares of Class A common stock. However, we may receive proceeds in the aggregate amount of up to approximately $11.8 million if all of the April private placement warrants are exercised for cash. See the “Use of Proceeds” section of this prospectus.

Voting Rights:	Shares of Class A common stock are entitled to one (1) vote per share. Shares of Class B common stock are entitled to five (5) votes per share. Holders of our Class A common stock and Class B common stock generally vote together as a single class, unless otherwise required by law or our certificate of incorporation (the “Certificate of Incorporation”). Each share of our Class B common stock is convertible into one share of our Class A common stock at any time and converts automatically upon certain transfers. The Class A common stock is not convertible into Class B common stock.

Dividend Policy:	We have never declared or paid any dividends to the holders of our Class A common stock, and we do not expect to pay cash dividends in the foreseeable future. We currently intend to retain any earnings for use in connection with the operation of our business and for general corporate purposes.

Risk Factors:	Since our inception, we have incurred substantial losses. We will need additional funding (including the funding which may be received pursuant to a cash exercise of all the Warrants described in this prospectus) to remain a going concern, maintain operations, and to continue our current and planned clinical trial activity. Our business and our ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to buy our securities. In particular, you should carefully consider all of the risks which are discussed more fully in “Risk Factors” section of this prospectus and those incorporated by reference from our filings with the SEC.

Nasdaq Capital Market Symbol:	LGVN

(1)	The number of shares of Class A common stock to be outstanding after this offering is based on 4,842,764 shares of Class A common stock and 1,484,005 shares of Class B common stock outstanding as of April 23, 2024, and excludes:

●	5,536 shares of Class A common stock issuable upon exercise of outstanding warrants at an exercise price of $120.00 per share;

●	116,935 shares of Class A common stock issuable upon exercise of outstanding warrants at an exercise price of $52.50 per share;

●	4,679 shares of Class A common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $175.00 per share;

●	16,971 shares of Class A common stock issuable upon exercise of outstanding October placement agent warrants at an exercise price of $20.625 per share;

●	135,531 shares of Class A common stock issuable upon the exercise of outstanding December private placement warrants at an exercise price of $16.20 per share;

●	9,489 shares of Class A common stock issuable upon the exercise of outstanding December placement agent warrants at an exercise price of $21.813 per share;

●	297,872 shares of Class A common stock issuable upon the exercise of remaining outstanding April common warrants at an exercise price of $2.35 per share;

●	154,894 shares of Class A common stock issuable upon the exercise of outstanding April placement agent warrants at an exercise price of $2.9375 per share;

●	851,000 Abeyance Shares issuable pursuant to certain Existing Warrants and upon receipt of a notice from any applicable warrant holder that such Abeyance Shares may be issued in compliance with the beneficial ownership limitations contained in the applicable warrant holder’s Existing Warrants;

●	11,133 shares issuable upon the vesting of Restricted Stock Units (RSUs) under the Company’s 2021 Plan;

●	42,204 stock options outstanding with an average exercise price of $48.61 per share, issuable under the Company’s 2021 Plan.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

In this document, the terms “Longeveron,” “Company,” “Registrant,” “we,” “us,” and “our” refer to Longeveron Inc. We have no subsidiaries.

This prospectus contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect our current expectations about our future results, performance, prospects and opportunities. Such forward-looking statements can involve substantial risks and uncertainties. All statements other than statements of historical facts contained herein, including statements regarding our future results of operations and financial position, business strategy, prospective products, product approvals, research and development costs, future revenue, timing and likelihood of success, plans and objectives of management for future operations, future results of anticipated products and prospects, plans and objectives of management are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements contained in this prospectus include, but are not limited to, statements about:

●	our cash position and need to raise additional capital, the difficulties we may face in obtaining access to capital, and the dilutive impact it may have on our investors;

●	our financial performance, ability to continue as a going concern and ability to remain listed on the Nasdaq Capital Market;

●	the period over which we estimate our existing cash and cash equivalents will be sufficient to fund our future operating expenses and capital expenditure requirements;

●	the ability of our clinical trials to demonstrate safety and efficacy of our product candidates, and other positive results;

●	the timing and focus of our ongoing and future preclinical studies and clinical trials, and the reporting of data from those studies and trials;

●	the size of the market opportunity for our product candidates, including our estimates of the number of patients who suffer from the diseases we are targeting;

●	the success of competing therapies that are or may become available;

●	the beneficial characteristics, safety, efficacy and therapeutic effects of our product candidates;

●	our ability to obtain and maintain regulatory approval of our product candidates in the U.S., Japan, The Bahamas, and other jurisdictions;

●	our plans relating to the further development of our product candidates, including additional disease states or indications we may pursue;

●	our plans and ability to obtain or protect intellectual property rights, including extensions of existing patent terms where available and our ability to avoid infringing the intellectual property rights of others;

●	the need to hire additional personnel and our ability to attract and retain such personnel; and

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing.

We have based these forward-looking statements largely on our current expectations and projections about our business, the industry in which we operate and financial trends that we believe may affect our business, financial condition, results of operations and prospects, and these forward-looking statements are not guarantees of future performance or development. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions described in the section titled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for management to predict all risk factors, nor can we assess the impact of all risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events or otherwise.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

INDUSTRY AND MARKET DATA

This prospectus includes industry data and forecasts that we obtained from industry publications and surveys, public filings, and internal company sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of the included information. Statements as to our market position and market estimates are based on independent industry publications, government publications, third party forecasts, management’s estimates and assumptions about our markets and our internal research. While we are not aware of any misstatements regarding the market, industry or similar data presented herein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, as well as risk factors and other information contained in this prospectus and which is incorporated by reference in our most recent Annual Report on Form 10-K before making an investment decision with respect to our securities. The occurrence of any of the following risks or those incorporated by reference, or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial condition, results of operations or cash flows. In any such case, the market price of our Class A common stock could decline, and you could lose all or part of your investment. This prospectus also contains forward-looking statements and estimates that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including the risks and uncertainties described below and those incorporated by reference.

Risks Related to This Offering

A significant number of our shares are eligible for sale and their sale or potential sale may depress the market price of our Class A common stock.

Sales of a significant number of shares of our Class A common stock in the public market could harm the market price of our Class A common stock. Most of our outstanding Class A common stock is available for resale in the public market, and the registration statement of which this prospectus is a part registers for resale 4,967,470 shares of Class A common stock issuable upon exercise of the Series C/D Warrants and April private placement agent warrants. If a significant number of shares are sold in that offering or any future offerings, such sales would increase the supply of our Class A common stock and potentially cause a decrease in its market price. Some or all of our shares of Class A common stock may be offered from time to time in the open market pursuant to future effective registration statements and/or compliance with Rule 144, which sales could have a depressive effect on the market for our shares of Class A common stock. Subject to certain restrictions, a person who has held restricted shares for a period of six months may generally sell common stock into the market. The sale of a significant portion of such shares when such shares are eligible for public sale may cause the value of our Class A common stock to decline in value.

Raising additional capital may cause future dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or current product candidates.

Until such time, if ever, as we can generate the cash we need from operations, we expect to finance our cash needs through a combination of private and public equity offerings, debt financings, collaborations, strategic alliances and marketing, distribution or licensing arrangements. We do not currently have any committed external source of funds and in order to raise additional capital, we may offer and issue additional shares of our common stock or other securities convertible into or exchangeable for our common stock in the future. We are generally not restricted from issuing additional securities, including shares of Class A common stock, securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or substantially similar securities. The issuance of securities in future offerings may cause further dilution to our stockholders, including investors in this offering. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing other securities in the future could have rights superior to existing stockholders. To the extent that we raise additional capital through the sale of Class A common stock or securities convertible into or exchangeable for Class A common stock, the ownership interest of our shareholders will be diluted, and the terms of these new securities may include liquidation or other preferences that materially adversely affect the rights of our shareholders. Debt financing, if available, would increase our fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

If we raise funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third-parties, we may have to relinquish valuable rights to our intellectual property, future revenue streams, research programs or current or future product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds when needed, we may be required to delay, scale back or discontinue the development and commercialization of one or more of our product candidates, delay our pursuit of potential licenses or acquisitions, or grant rights to develop and market current or future therapeutic candidates that we would otherwise prefer to develop and market ourselves.

In addition, we have a significant number of stock options, restricted stock units and warrants outstanding. To the extent that outstanding stock options or warrants have been or may be exercised or other shares issued, you may experience further dilution.

We do not currently intend to pay dividends on our Class A common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation of the value of our Class A common stock.

We have never declared or paid any cash dividends on our equity securities. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to any appreciation in the value of our Class A common stock, which is not certain.

The price of our Class A common stock may be volatile or may decline regardless of our operating performance, and stockholders may not be able to resell their shares at or above the price at which they purchase those shares.

Trading volume in shares of our Class A common stock on the Nasdaq Capital Market has been limited. You may not be able to sell your shares quickly or at the market price if trading in shares of our Class A common stock is not active. An active or liquid market in our Class A common stock may not develop or, if it does develop, it may not sustain. As a result of these and other factors, stockholders may not be able to resell their shares of our Class A common stock at or above the price at which they purchase those shares in this offering.

Further, an inactive market may also impair our ability to raise capital by selling shares of our Class A common stock and may impair our ability to enter into strategic collaborations or acquire companies or products by using our shares of Class A common stock as consideration.

Risks Related to Our Class A Common Stock and the Securities Market

The price of our Class A common stock has been, and may continue to be, volatile, which could result in substantial or total losses for investors.

The trading price of our Class A common stock has been, and may continue to be, highly volatile and subject to wide fluctuations in response to various factors, some of which we cannot control. The stock market in general, and pharmaceutical and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies.

Broad market and industry factors may negatively affect the market price of our Class A common stock, regardless of our actual operating performance. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus, these factors include:

●	the timing and results, or perception of the results, of preclinical studies and clinical trials of our product candidates or those of our competitors;

●	the success of competitive products or announcements by potential competitors of their product development efforts;

●	regulatory actions with respect to our or our competitors’ product candidates or approved products;

●	actual or anticipated changes in our growth rate relative to our competitors;

●	regulatory or legal developments in the U.S. and other countries;

●	developments or disputes concerning patent applications, issued patents or other proprietary rights;

●	the recruitment or departure of key personnel;

●	announcements by us or our competitors of significant acquisitions, strategic collaborations, joint ventures, or capital commitments;

●	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

●	fluctuations in the valuation of companies perceived by investors to be comparable to us;

●	market conditions in the pharmaceutical and biotechnology sector;

●	changes in the structure of healthcare payment systems;

●	Class A common stock price and volume fluctuations attributable to inconsistent trading volume levels of our Class A common stock;

●	announcement or expectation of additional financing efforts;

●	sales of our Class A common stock by us, our insiders or our other stockholders;

●	expiration of market stand-off or lock-up agreements; and

●	general economic, industry and market conditions.

The realization of any of the above risks or any of a broad range of other risks, including those described in this “Risk Factors” section, could have a dramatic and adverse impact on the market price of our Class A common stock. Additionally, in the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of a company’s securities. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources.

There may not be sufficient liquidity in the market for our securities in order for investors to sell their shares.

We are a small company that is relatively unknown to stock analysts, stockbrokers, institutional investors and others in the investment community that generate or influence sales volume, and even if we came to the attention of such persons, they tend to be risk-averse and may be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. There may be periods of several days or more when trading activity in our shares is minimal as compared to a mature issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. It is possible that a broader or more active public trading market for our common stock will not develop or be sustained, or that trading levels will not continue. These factors may materially adversely affect the market price of our Class A common stock, regardless of our performance.

We will need to raise substantial additional funding. If we are unable to raise capital when needed, we could be forced to delay, scale back or discontinue some of our therapeutic candidate development programs or commercialization efforts.

The development of pharmaceutical drugs is capital intensive. We are currently advancing Lomecel-BTM into clinical development. Our current cash resources are insufficient to fund our planned operations or development plans beyond the beginning of the second quarter of 2024. We will require additional funds to advance further. If we are capital constrained, we may not be able to meet our obligations. If we are unable to meet our obligations, or we experience a disruption in our cash flows, it could limit or halt our ability to continue to develop our current product candidate or even to continue operations, either of which occurrence would have a material adverse effect on us.

We expect our expenses to continue to increase in connection with our ongoing activities, particularly as we continue the research and development of, advance the preclinical and clinical activities of, and seek marketing approval for, our current product candidate. In addition, if we obtain marketing approval for any of our current or future product candidates, we expect to incur significant commercialization expenses related to sales, marketing, manufacturing and distribution. We may also need to raise additional funds sooner if we choose to pursue additional indications and/or geographies for our current product candidate or otherwise expand more rapidly than we presently anticipate. Furthermore, we expect to continue to incur significant costs associated with operating as a public company. If we are unable to raise capital when needed, we could be forced to delay, scale back or discontinue the development and commercialization of one or more of our therapeutic candidates, delay our pursuit of potential licenses or acquisitions, or significantly reduce our operations.

We expect that the net proceeds from recent offerings, together with our existing cash, will be sufficient to fund our operations into the fourth quarter of 2024. Our future capital requirements will depend on and could increase significantly as a result of many factors, including:

●	the scope, progress, results and costs of drug discovery, preclinical development, laboratory testing and clinical trials for our current or future therapeutic candidates;

●	the potential additional expenses attributable to adjusting our development plans (including any supply-related matters) to the COVID-19 pandemic;

●	the scope, prioritization and number of our research and development programs;

●	the costs, timing and outcome of regulatory review of our current or future therapeutic candidates;

●	our ability to establish and maintain collaborations on favorable terms, if at all;

●	the achievement of milestones or occurrence of other developments that trigger payments under any additional collaboration agreements we obtain;

●	the extent to which we are obligated to reimburse, or are entitled to reimbursement of, clinical trial costs under future collaboration agreements, if any;

●	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims;

●	the extent to which we acquire or license other current or future therapeutic candidates and technologies:

●	the costs of securing manufacturing arrangements for commercial production; and

●	the costs of establishing or contracting for sales and marketing capabilities if we obtain regulatory approvals to market our current or future therapeutic candidates.

Identifying potential current or future product candidates and conducting preclinical testing and clinical trials is a time-consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain marketing approval and achieve drug sales.

In addition, our current or future product candidates, if approved, may not achieve commercial success. Our commercial revenues, if any, will be derived from sales of drugs that we do not expect to be commercially available for many years, if ever. Accordingly, we will need to continue to rely on additional funding to achieve our business objectives.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our current or future therapeutic candidates.

Disruptions in the financial markets in general have made equity and debt financing more difficult to obtain and may have a material adverse effect on our ability to meet our fundraising needs. We cannot guarantee that future financing will be available in sufficient amounts or on terms favorable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our Class A common stock to decline. The sale of additional equity or convertible securities would dilute all of our stockholders. The incurrence of indebtedness could result in fixed payment obligations, and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborators or otherwise at an earlier stage than otherwise would be desirable and we may be required to relinquish rights to some of our technologies or current or future therapeutic candidates or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects.

If we are unable to obtain funding on a timely basis, we may be required to significantly delay, scale back or discontinue one or more of our research or development programs or the commercialization of any therapeutic candidates or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

Our reverse stock split may decrease the liquidity of the shares of our Class A common stock.

On March 26, 2024, we effected the Reverse Split on a one-for-ten (1:10) basis to regain compliance with the Minimum Bid Price Requirement prior to the offering described in this prospectus, with such split being effective on March 26, 2024 at 11:59 Eastern Time. The liquidity of the shares of our Class A common stock may be affected adversely by the Reverse Split given the reduced number of shares that are outstanding following the Reverse Split. In addition, the Reverse Split increased the number of stockholders who own odd lots (less than 100 shares) of our Class A common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

The dual-class structure of our common stock may adversely affect the trading market for our Class A common stock.

We cannot predict whether our dual class structure will result in a lower or more volatile market price of our Class A common stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with dual class or multi-class share structures in certain of their indexes. Our dual class capital structure could make us ineligible for inclusion in certain indices and mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track these indices will not be investing in our stock. These policies are still fairly new, and it is as of yet unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Furthermore, we cannot assure you that other stock indices will not take a similar approach to S&P, Dow Jones or FTSE Russell in the future. Exclusion from indices could make our Class A common stock less attractive to investors and, as a result, the market price of our Class A common stock could be adversely affected.

Holders of our Class B common stock exert considerable control over the direction of our business and their ownership of our Class B common stock can prevent other stockholders from influencing significant decisions.

As of April 23, 2024, three holders of our Class B common stock, Joshua M. Hare, co-founder, Chief Science Officer and Chairman of the Board of Directors, Donald M. Soffer, co-founder and former member of our Board of Directors, and Rock Soffer, member of our Board of Directors, control voting rights over approximately 65% of the combined voting power of our Class A common stock and Class B common stock. For so long as holders of Class B common stock continue to hold their shares, they will be able to significantly influence the composition of our Board of Directors and the approval of actions requiring stockholder approval through their voting power. Accordingly, for such period of time, these holders will have significant influence with respect to our management, business plans and policies. In particular, for so long as the Class B common stock remains outstanding, the holders may be able to cause or prevent a change of control of our Company or a change in the composition of our Board of Directors and could preclude any unsolicited acquisition of our Company. The concentration of ownership could deprive stockholders of an opportunity to receive a premium for shares of Class A common stock as part of a sale of our Company and ultimately might affect the market price of our Class A common stock.

If securities or industry analysts do not publish research or reports, or if they publish negative, adverse, or misleading research or reports, regarding us, our business or our market, our Class A common stock price and trading volume could decline.

The trading market for our Class A common stock is influenced by the research and reports that securities or industry analysts publish about us, our business, or our market. We do not currently have significant research coverage and may never obtain significant research coverage by securities or industry analysts. If no or few securities or industry analysts provide coverage of us, the Class A common stock price could be negatively impacted. In the event we obtain significant, or any securities or industry analyst coverage and such coverage is negative, or adverse or misleading regarding us, our business model, our intellectual property, our stock performance or our market, or if our operating results fail to meet the expectations of analysts, our Class A common stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our Class A common stock price or trading volume to decline.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our securities.

Effective June 30, 2020, the SEC implemented Regulation Best Interest requiring that “A broker, dealer, or a natural person who is an associated person of a broker or dealer, when making a recommendation of any securities transaction or investment strategy involving securities (including account recommendations) to a retail customer, shall act in the best interest of the retail customer at the time the recommendation is made, without placing the financial or other interest of the broker, dealer, or natural person who is an associated person of a broker or dealer making the recommendation ahead of the interest of the retail customer.” This is a significantly higher standard for broker-dealers to recommend securities to retail customers than before under prior FINRA suitability rules. FINRA suitability rules do still apply to institutional investors and require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending securities to their customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information, and, for retail customers, determine that the investment is in the customer’s “best interest,” and meet other SEC requirements. Both SEC Regulation Best Interest and FINRA’s suitability requirements may make it more difficult for broker-dealers to recommend that their customers buy speculative, low-priced securities. They may affect investing in our Class A common stock, which may have the effect of reducing the level of trading activity in our securities. As a result, fewer broker-dealers may be willing to make a market in our Class A common stock, reducing a stockholder’s ability to resell shares of our Class A common stock.

Provisions in our certificate of incorporation and bylaws and Delaware law might discourage, delay or prevent a change in control of our company or changes in our management and, therefore, depress the market price of our Class A common stock.

Our certificate of incorporation and bylaws contain provisions that could depress the market price of our Class A common stock by acting to discourage, delay or prevent a change in control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions, among other things:

●	establish a classified Board of Directors so that not all members of our Board are elected at one time;

●	permit only the Board of Directors to establish the number of directors and fill vacancies on the Board;

●	provide that directors may only be removed “for cause” and only with the approval of two-thirds of our stockholders;

●	provide for a dual class common stock structure, which provides certain affiliates of ours, including our co-founder and members of our Board, individually or together, with the ability to significantly influence the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of our outstanding common stock and Class B common stock;

●	authorize the issuance of “blank check” preferred stock that our Board could use to implement a stockholder rights plan (also known as a “poison pill”);

●	eliminate the ability of our stockholders to call special meetings of stockholders;

●	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

●	prohibit cumulative voting;

●	authorize our Board to amend our bylaws;

●	establish advance notice requirements for nominations for election to our Board or for proposing matters that can be acted upon by stockholders at annual stockholder meetings; and

●	require a super-majority vote of stockholders to amend some of the provisions described above.

In addition, Section 203 of the General Corporation Law of the State of Delaware prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person which together with its affiliates owns, or within the last three years has owned, 15% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

Any provision of our certificate of incorporation, bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our capital stock and could also affect the price that some investors are willing to pay for our Class A common stock.

We are an emerging growth company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an emerging growth company, or EGC, as defined in the JOBS Act, enacted in April 2012. For as long as we continue to be an EGC, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not EGCs, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, or Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an EGC for up to five years following the year in which we completed our initial public offering, although circumstances could cause us to lose that status earlier. We will remain an EGC until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering (i.e., December 31, 2026), (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which requires the market value of our common stock that is held by non-affiliates to exceed $700.0 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

We may choose to take advantage of some, but not all, of the available exemptions. We cannot predict whether investors will find our common stock less attractive if we rely on certain or all of these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under the JOBS Act, EGCs can also delay adopting new or revised accounting standards until such time as those standards apply to private companies, which may make our financial statements less comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

The issuance of additional stock in connection with acquisitions or otherwise will dilute all other stockholdings.

We are not restricted from issuing additional shares of our Class A common stock, or from issuing securities that are convertible into or exchangeable for, or that represent the right to receive, Class A common stock. As of April 23, 2024, we had an aggregate of 84,295,000 shares of Class A common stock authorized and of that 73,458,101 not issued, outstanding or reserved for issuance (for purposes of warrant exercise or under the Company’s current 2021 Equity Incentive Plan). We may issue all of these shares without any action or approval by our stockholders. We may expand our business through complementary or strategic business combinations or acquisitions of other companies and assets, and we may issue shares of Class A common stock in connection with those transactions. The market price of our Class A common stock could decline as a result of our issuance of a large number of shares of Class A common stock, particularly if the per share consideration we receive for the stock we issue is less than the per share book value of our Class A common stock or if we are not expected to be able to generate earnings with the proceeds of the issuance that are as great as the earnings per share we are generating before we issue the additional shares. In addition, any shares issued in connection with these activities, the exercise of warrants or stock options or otherwise would dilute the percentage ownership held by our investors. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price of our Class A common stock.

We have a history of losses, may not be able to achieve profitability going forward, and may not be able to raise additional capital necessary to continue as a going concern.

We have experienced significant losses since inception and, at December 31, 2023 and 2022, had an accumulated deficit of approximately $85.0 million and $62.8 million, respectively. We expect to incur additional losses in the future and expect the cumulative losses to increase. We expect our operating expenses to increase and it is not likely that our grant revenues will fully fund our clinical programs.

As of December 31, 2023, we had cash and cash equivalents of $4.9 million, and marketable securities of $0.4 million. We have prepared a cash flow forecast which indicates that we will only have sufficient cash to fund our operating expenses and capital expenditure requirements into the fourth quarter of 2024. As a result, we will need to raise additional capital to continue as a going concern. There are no assurances that we would be able to raise additional capital or on terms favorable to us. Our recurring losses from operations and negative cash flow raise substantial doubt about our ability to continue as a going concern without sufficient capital resources and we have included an explanatory paragraph in the notes to our financial statements for the year ended December 31, 2023, with respect to this uncertainty. Further, the report of our independent registered public accounting firm with respect to our audited financial statements for the year ended December 31, 2023 included an emphasis of matter paragraph stating that our recurring losses from operations and continued cash outflows from operating activities raised substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from the outcome of this going concern uncertainty and have been prepared under the assumption that we will continue to operate as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

If we are unable to continue as a going concern, we may be forced to liquidate our assets, which would have an adverse impact on our business and developmental activities. In such a scenario, the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements. The reaction of investors to the inclusion of a going concern statement by our independent registered public accounting firm and our potential inability to continue as a going concern may materially adversely affect our stock price and our ability to raise new capital. Our ability to continue as a going concern is dependent on our available cash, how well we manage that cash, and our operating requirements. If we are unable to raise additional capital when needed, we would be forced to delay, reduce or eliminate our clinical trial programs, commercialization efforts and other business activities.

Investors should carefully consider the risks and uncertainties and all other information contained or incorporated by reference in this prospectus, including the risks and uncertainties discussed under “Risk Factors” in our most recent Annual Report on Form 10-K, as may be amended from time to time, and in subsequent filings that are incorporated herein by reference. All these risk factors are incorporated by reference herein in their entirety. These risks and uncertainties are not the only ones facing us. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our Class A common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned in this prospectus.

DIVIDEND POLICY

We have never declared nor paid any cash dividends, and currently intend to retain all our cash and any earnings for use in our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our consolidated financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

USE OF PROCEEDS

This prospectus relates to the resale by the Selling Stockholders of up to 4,967,470 shares of Class A common stock. The Selling Stockholders will receive all of the proceeds from this offering. We will not receive any of the proceeds from the sale or other disposition of our Class A common stock by the Selling Stockholders pursuant to this prospectus. However, we may receive proceeds in the aggregate of up to approximately $11.8 million if all of the April private placement warrants are exercised for cash, based on the per share exercise price of the April private placement warrants. We cannot predict when, or if, the April private placement warrants will be exercised. It is possible that the April private placement warrants may expire and may never be exercised for cash.

We currently intend to use any proceeds from the exercise of the April private placement warrants for our ongoing clinical and regulatory development of Lomecel-B™ for the treatment of several disease states and indications, including HLHS and Alzheimer’s Disease, obtaining regulatory approvals; capital expenditures, working capital and other general corporate purposes. We are subject to substantial risks that will require us to obtain additional funding in order to achieve these objectives. See “Risk Factors.” We will need substantial additional capital in the future, which could cause dilution to our existing stockholders, restrict our operations, or require us to relinquish rights, and if additional capital is not available, we may have to delay, reduce, or cease operations. Our expected use of any proceeds from the exercise of the April private placement warrants represents our current intentions based upon our present plans and business condition. The amounts and timing of our actual use of any proceeds will vary depending on numerous factors, including our ability to obtain additional financing, the relative success and cost of clinical and regulatory development programs and the amount and timing of product revenue, if any. In addition, we might decide to postpone or not pursue certain activities if, among other factors, the proceeds from the exercise of the April private placement warrants and our other sources of cash are less than expected. As a result, management will have broad discretion in the application of any proceeds from the exercise of the April private placement warrants, and investors will be relying on our judgment regarding the application of such proceeds. Pending the uses described above, we intend to invest the any proceeds in interest-bearing investment-grade securities or deposits.

The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of the securities covered by this prospectus. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, and fees and expenses of our counsel and our independent registered public accountants.

SELECTED FINANCIAL DATA

Reverse Split

We effected the Reverse Split on a one-for-ten (1:10) basis on March 26, 2024. The Reverse Split had the effect of reducing the aggregate number of outstanding shares of our Class A common stock on a pre-reverse split basis from 10,342,760 to a total of 1,101,254 on a post-reverse split basis, and the aggregate number of outstanding shares of our Class B common stock on a pre-reverse split basis from 14,839,993 to 1,484,005 on a post-reverse split basis. The number of authorized shares of the Company’s capital stock remained unchanged at 105,000,000 shares, consisting of 84,295,000 shares of Class A common stock, 15,705,000 shares of Class B common stock and 5,000,000 shares of preferred stock.

The following selected financial data has been derived from our audited financial statements included in our Annual Report on Form 10-K filed with the SEC on February 27, 2024, as amended on Form 10-K/A filed with the SEC on March 11, 2024, as adjusted to reflect the Reverse Split for all periods presented.

Our historical results are not indicative of the results that may be executed in the future, and results of interim periods are not indicative of the results for the entire year.

As Reported

	Years Ended December 31,
(in thousands, except share and per share amounts)	2023	2022
Net loss attributed to common stockholders	$(22,211)	$(18,835)
Net loss per share, basic and diluted	$(1.02)	$(0.90)
Weighted-average shares of Common Stock outstanding, basic and diluted	21,735	20,969
Class A and Class B common stock shares outstanding at year end	25,107	21,018

As Adjusted For the Reverse Split

	Years Ended December 31,
Unaudited (in thousands, except share and per share amounts)	2023	2022
Net loss attributed to common stockholders	$(22,211)	$(18,835)
Net loss per share, basic and diluted	$(10.22)	$(8.98)
Weighted-average shares of Common Stock outstanding, basic and diluted	2,174	2,097
Class A and Class B common stock shares outstanding at year end	2,511	2,102

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which the shares of our Class A common stock may be sold by the Selling Stockholders under this prospectus.

THE SELLING STOCKHOLDERS

The shares of Class A common stock being offered by the Selling Stockholders are those issuable to the Selling Stockholders upon exercise of the April private placement warrants. For additional information regarding the issuance of the April private placement warrants, see “Recent Developments – April 2024 Warrant Inducement Transaction.” We registered the Class A common stock in order to permit the Selling Stockholders to offer the Class A common stock for resale from time to time. Except for the ownership of the April private placement warrants, the Engagement Letters with Wainwright, and the Selling Stockholders’ purchase of certain warrants and shares of our Class A common stock in the Company’s prior securities offerings, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of our Class A common stock by each of the Selling Stockholders. The second column lists the number of shares of Class A common stock beneficially owned by each Selling Stockholder, based on its or his beneficial ownership of warrants and our Class A common stock, as of April 29, 2024, assuming exercise of all warrants, including April private placement warrants held by such Selling Stockholder on that date, without regard to any limitations on exercise. The third column lists the shares of Class A common stock being offered under this prospectus by the Selling Stockholders.

This prospectus generally covers the resale of the maximum number of shares of Class A common stock issuable upon exercise of the April private placement warrants, determined as if the outstanding April private placement warrants were exercised in full as of the trading day immediately preceding the date the registration statement of which this prospectus forms a part was initially filed with the SEC, without regard to any limitations on the exercise of the April private placement warrants. The fourth column assumes the sale of all of the shares of Class A common stock offered by the Selling Stockholders pursuant to this prospectus. The percentage of beneficial ownership in the fourth column represents the percentage of the outstanding shares of both the Class A common stock and the Company’s Class B common stock.

Under the terms of the April private placement warrants, a Selling Stockholder may not exercise any portion of the April private placement warrants to the extent such exercise would cause the Selling Stockholder to own more than 4.99% of the Company’s outstanding Class A common stock immediately after giving effect to the issuance of shares of Class A common stock issuable upon exercise of such warrant. A Selling Stockholder may decrease or, upon at least 61 days’ prior notice to us, increase such limitation. In no event shall such beneficial ownership limitation exceed 9.99%. The Selling Stockholders may sell all, some or none of their shares of Class A common stock in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Shares of Class A common stock Owned Prior to Offering (1)		Maximum Number of Shares of Class A common stock to be Sold Pursuant to This Prospectus (2)	Number of Shares of Class A common stock Owned After Offering (3)	Percentage of Beneficial Ownership After Offering (3)
Armistice Capital, LLC (4)	4,958,240	(5)	3,552,892	1,271,245	8.48%
Hudson Bay Master Fund Ltd (6)	862,492	(7)	851,064	11,428	0.08%
Intracoastal Capital LLC (8)	429,818	(9)	425,532	4,286	0.03%
Michael Vasinkevich (10)	224,964	(11)	107,718	117,246	0.77%
Noam Rubinstein (10)	110,509	(11)	52,914	57,595	0.38%
Craig Schwabe (10)	11,841	(11)	5,670	6,171	0.04%
Charles Worthman (10)	3,509	(11)	1,680	1,829	0.012%

(1)	All of the warrants contain certain beneficial ownership limitations, which provide that a holder of the securities will not have the right to exercise any portion of its warrants if such holder, together with its affiliates and attribution parties, would beneficially own in excess of 4.99% of the number of shares of the Company’s Class A common stock outstanding immediately after giving effect to such exercise; provided that the holder may elect to decrease, or upon at least 61 days’ prior notice to the Company, increase such beneficial ownership limitation. In no event shall such beneficial ownership limitation exceed 9.99%. Additionally, stockholders may have acquired or sold shares of Class on the open market without the Company’s knowledge that may not be reflected.

(2)	Represents shares of the Company’s Class A common stock underlying the April private placement warrants issued to the Selling Stockholders in connection with the April Warrant Inducement Transaction and offered hereby.

(3)	We do not know when or in what amounts a Selling Stockholder may offer shares of our Class A common stock for sale. The Selling Stockholders might not sell any or might sell all of the shares of our Class A common stock offered by this prospectus. Because the Selling Stockholders may offer all or some of the shares of our Class A common stock pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of our Class A common stock, we cannot estimate the number of shares of our Class A common stock that will be held by the Selling Stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares of our Class A common stock covered by this prospectus will be held by the Selling Stockholders.

(4)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(5)	These shares are comprised of shares of Class A common stock (i) acquired in the Company’s October registered direct offering; (ii) purchased in the December registered direct offering, (iii) issuable upon the exercise of the December private placement warrants, which contain a beneficial ownership limitation that provides that a holder of the securities will not have the right to exercise any portion of the warrants if such holder, together with its affiliates and attribution parties, would beneficially own in excess of 4.99% of the number of shares of the Company’s Class A common stock outstanding immediately after giving effect to such exercise; (iv) purchased in the Company’s April offering, including through pre-funded warrants; (v) acquired upon exercise of the October private placement warrants and April common warrants; (vi) Abeyance Shares issuable pursuant to certain Existing Warrants held by holder upon notice received from them that such Abeyance Shares may be issued In compliance with the beneficial ownership limitations contains in the Existing Warrants held; (vii) issuable upon the exercise of the April private placement warrants, which contain a beneficial ownership limitation that provides that a holder of the securities will not have the right to exercise any portion of the warrants if such holder, together with its affiliates and attribution parties, would beneficially own in excess of 4.99% of the number of shares of the Company’s Class A common stock outstanding immediately after giving effect to such exercise; and (viii) issuable upon the exercise of warrants issued to the Selling Stockholder in a 2021 PIPE offering that are subject to a 4.99% beneficial ownership limitation that prohibits the Master Fund from exercising any portion of those warrants if such exercise would result in the Master Fund owning a percentage of our outstanding Class A common stock exceeding the 4.99% ownership limitation after giving effect to the issuance of Class A common stock in connection with the Master Fund’s exercise of any portion of a warrant.

(6)	The securities are directly held by Hudson Bay Master Fund Ltd. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaim beneficial ownership over these securities.

(7)	These shares are comprised of shares of Class A common stock (i) acquired in the Company’s April offering, including through pre-funded warrants; (ii) acquired upon exercise of the April common warrants; and (iii) issuable upon the exercise of the April private placement warrants, which contain a beneficial ownership limitation that provides that a holder of the securities will not have the right to exercise any portion of the warrants if such holder, together with its affiliates and attribution parties, would beneficially own in excess of 4.99% of the number of shares of the Company’s Class A common stock outstanding immediately after giving effect to such exercise.

(8)	The securities are directly held by Intracoastal Capital LLC. Michell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the securities reported herein that are held by Intracoastal.

(9)	These shares are comprised of shares of Class A common stock (i) acquired in the Company’s April offering, including through pre-funded warrants; (ii) acquired upon exercise of the April common warrants; and (iii) issuable upon the exercise of the April private placement warrants, which contain a beneficial ownership limitation that provides that a holder of the securities will not have the right to exercise any portion of the warrants if such holder, together with its affiliates and attribution parties, would beneficially own in excess of 4.99% of the number of shares of the Company’s Class A common stock outstanding immediately after giving effect to such exercise.

(10)	The Selling Stockholder is affiliated with H.C. Wainwright & Co., LLC, a registered broker dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022, and has sole voting and dispositive power over the securities held. The number of shares of Class A common stock beneficially owned prior to this offering consist of shares of Class A common stock issuable upon exercise of the (i) October placement agent warrants, (ii) December placement agent warrants, (iii) April placement agent warrants and (iv) April private placement agent warrants, which were received as compensation in connection with the October registered direct offering, December direct offering, April offering and April Warrant Inducement Transaction, respectively. The Selling Stockholder acquired the warrants in the ordinary course of business and, at the time the warrants were acquired, the Selling Stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(11)	These shares are comprised of shares of Class A common stock issuable upon the exercise of the October placement agent warrants, December placement agent warrants, April placement agent warrants and April private placement agent warrants, which were received as compensation in connection with the October registered direct offering, December direct offering, April offering and April Warrant Inducement Transaction, respectively.

PLAN OF DISTRIBUTION

We registered the Class A common stock on behalf of the Selling Stockholders. Each of the Selling Stockholders and any of their pledgees, assignees, distributees and successors-in-interest of the Class A common stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, or other transfer, may, from time to time, sell, transfer, or otherwise dispose of any or all of the shares of Class A common stock covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	exchange distributions in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the Class A common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Class A common stock in the course of hedging the positions they assume. To the extent permitted by applicable securities laws, the Selling Stockholders may also sell the Class A common stock short and deliver these securities to close out their short positions, or loan or pledge the Class A common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the Class A common stock offered by this prospectus, which Class A common stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the Class A common stock or interests therein may be “underwriters” within the meaning of the Securities Act. In such event, any discounts, commissions, concessions or profit they earn on any resale of the Class A common stock purchased by them and covered by this prospectus may be deemed to be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Class A common stock.

The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages, and liabilities, including liabilities under the Securities Act.

We have agreed to keep the registration statement of which this prospectus is a part effective until the Purchaser no longer owns any private placement warrants or shares of Class A common stock issuable upon the exercise thereof. The Class A common stock will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Class A common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Class A common stock may not simultaneously engage in market making activities with respect to our Class A common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of our Class A common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following summary description of our Class A common stock is based on the provisions of our Certificate of Incorporation, our bylaws (the “Bylaws”), and the applicable provisions of the Delaware General Corporation Law (“DGCL”). This information is qualified entirely by reference to the applicable provisions of our Certificate of Incorporation, our Bylaws, and the DGCL. For information on how to obtain copies of our Certificate of Incorporation and Bylaws, which are exhibits to the registration statement on Form S-1 of which this prospectus forms a part, see the sections titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

General

Our authorized capital stock consists of (i) 84,295,000 shares of Class A common stock, par value $0.001 per share, (ii) 15,705,000 shares of Class B common stock, par value $0.001 per share and (iii) 5,000,000 shares of preferred stock, par value $0.001 per share.

We have two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion.

Voting. Holders of our Class A common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and holders of our Class B common stock are entitled to five votes for each share of Class B common stock held on all matters submitted to a vote of stockholders. Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by Delaware law or our Certificate of Incorporation. Delaware law could require either holders of our Class A common stock or Class B common stock to vote separately as a single class in the following circumstances:

(1)	if we were to seek to amend our Certificate of Incorporation to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and

(2)	if we were to seek to amend our Certificate of Incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of our capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Our Certificate of Incorporation does not provide for cumulative voting for the election of directors. As a result, the holders of a majority of the voting power of our outstanding capital stock can elect all of the directors then standing for election. Our Certificate of Incorporation establishes a classified Board of Directors, divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. An election of directors by our stockholders is determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Subject to the supermajority votes for some matters, other matters shall be decided by the affirmative vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter. Our Certificate of Incorporation and Bylaws also provide that our directors may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon. In addition, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon is required to amend or repeal, or to adopt any provision inconsistent with, several of the provisions of our Certificate of Incorporation. See “— Anti-Takeover Provisions — Amendment of Charter Provisions” below.

Dividends. Holders of Class A common stock and Class B common stock are entitled to receive proportionately any dividends as may be declared by our Board of Directors, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.

Liquidation. In the event of our liquidation or dissolution, the holders of our Class A common stock and Class B common stock will be entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our Class A common stock and Class B common stock have no pre-emptive, subscription, redemption, or conversion rights other than the right of the holders of Class B common stock to convert such stock into Class A common stock on a one-for-one basis as noted below. The rights, preferences, and privileges of holders of Class A common stock and Class B common stock will be subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Change of Control Transactions. In the case of any distribution or payment in respect of the shares of our Class A common stock or Class B common stock upon a merger or consolidation with or into any other entity, or other substantially similar transaction, the holders of our Class A common stock and Class B common stock will be treated equally and identically with respect to shares of Class A common stock or Class B common stock owned by them; provided, however, shares of each class may receive, or have the right to elect to receive, different or disproportionate consideration if the only difference in the per share consideration is that the shares to be distributed to a holder of a share Class B common stock have five times the voting power of any securities distributed to a holder of a share of Class A common stock.

Subdivisions and Combinations. If we subdivide or combine in any manner outstanding shares of Class A common stock or Class B common stock, the outstanding shares of the other class will be subdivided or combined in the same manner, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting as a separate class.

Conversions. Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain permitted transfers described in our Certificate of Incorporation, including transfers to family members, trusts solely for the benefit of the stockholder or their family members, distributions or transfers of shares out to owners of a stockholder, or to partnerships, corporations, and other entities exclusively owned by the stockholder or their family members, as well as affiliates, subject to certain exceptions. Once converted or transferred and converted into Class A common stock, the Class B common stock may not be reissued. However, Class A common stock is not convertible into Class B common stock.

Rights and Preferences. Except for the conversion feature of our Class B common stock described above, holders of our Class A common stock and Class B common stock have no pre-emptive, conversion or subscription rights. In addition, there are no redemption or sinking funds provisions applicable to our Class A common stock or Class B common stock. The rights, preferences, and privileges of the holders of our Class A common stock and Class B common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable. All of our outstanding shares of Class A common stock and Class B common stock are fully paid and nonassessable.

LEGAL MATTERS

The validity of the shares of Class A common stock offered hereby and certain other legal matters have been passed upon for us by Buchanan Ingersoll & Rooney PC, Pittsburgh, Pennsylvania. Certain attorneys affiliated with Buchanan Ingersoll & Rooney PC own approximately 2,000 shares of Class A common stock.

EXPERTS

The financial statements of Longeveron Inc. as of December 31, 2023 and December 31, 2022 and for the years then ended, incorporated in this prospectus by reference from the Annual Report on Form 10-K for the year ended December 31, 2023 (the “2023 10-K”) have been audited by Marcum LLP, an independent registered public accounting firm, as stated in its report (which contains an explanatory paragraph relating to substantial doubt about the ability of Longeveron, Inc. to continue as a going concern as described in Note 1 to the financial statements), which report is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We make periodic and other filings required to be filed by us as a reporting company under Sections 13 and 15(d) of the Exchange Act. The SEC maintains a website at http://www.sec.gov that contains the reports, proxy and information statements, and other information that issuers, such as us, file electronically with the SEC. Our website address is http://longeveron.com. Information contained on our website, however, is not, and should not be deemed to be, incorporated into this prospectus and you should not consider information contained on our website to be part of this prospectus. We have included our website address as an inactive textual reference only.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference the following documents or information that we have filed with the SEC:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 27, 2024 as amended on Form 10-K/A and filed with the SEC on March 11, 2024;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 14, 2024;

●	our Current Reports on Form 8-K filed with the SEC on February 22, 2024, March 7, 2024, March 19, 2024, April 11, 2024, April 18, 2024 and May 10, 2024; and

●	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on May 20, 2024.

In addition to the filings listed above, any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement of which this prospectus is a part and (ii) the date of this prospectus and before the completion of the offering of the securities included in this prospectus, however, we will not incorporate by reference any document or portions thereof that are not deemed “filed” with the SEC, or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Current Reports on Form 8-K.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon such person’s written or oral request, a copy of any and all of the information incorporated by reference in this prospectus. You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Longeveron Inc.
1951 NW 7th Avenue, Suite 520
Miami, FL 33136
(305) 909-0840

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

4,967,470 Shares of Class A common stock

PROSPECTUS

 May 22, 2024